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                                                                     EXHIBIT 4.8

ANNEX A

                 TERMS OF THE "CONVERTIBLE NOTES" OF THE COMPANY


(1)      Form and Denomination


         The Notes are issuable in bearer form in the denominations of USD
         5,000 nominal amount each, with interest coupons (the "Coupons") attached. The Notes will be represented initially by a temporary Global Note (the "Global Note"), without interest coupons, to be deposited by the Company with Banca del Gottardo on August 11, 1997 (the "Payment Date"). The Global Note may be exchanged, as a whole or in part, for appropriate definitive Notes, in bearer form in denominations of USD 5,000 with the Coupons attached, not earlier than 40 days after the Payment Date. Such exchange shall be made upon certification that the beneficial owners of the Notes either (i) are not United States persons or U.S. persons or (ii) are financial institutions (as defined in United States Treasury Regulation Section 1.165-12(c)(I)(v)) located outside the United States that are not United States persons and that have purchased such Notes for purposes of resale directlv or indirectly to a United States person or U.S. person within the United States during the Restricted Period and that certify that they have not acquired the Notes for purposes of resale directly or indirectly to a United States person or to a person within the United States. A beneficial owner of Notes must exchange its share of the Global Note for definitive Notes before such Notes or interests therein may be transferred or interest payments or other payments in respect of the Notes will be made.

         For purposes hereof, (i) the term "Restricted Period" means the period beguming on the Payment Date and ending on the date forty (40) days after the Payment Date, (ii) the term "United States" means the United States of America (including the States and the District of Columbia), its possessions, its territories and other areas subject to its jurisdiction, (iii) the term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States fiduciaries has the authority to control all substantial

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         decisions of the trust and (iv) the term "U.S. person" has the meaning set forth in Sections 230.901 through .904 of Title 17 of the United States Code of Federal Regulations ("Regulation S").

(2)      Interest

         The Notes bear interest from the Payment Date at the rate of 8% per annum, payable semi-annuallv in arrear on February 11 and August 11 of each year until maturity (the "Coupon Due Dates") whereby the first payment shall be made on February 11, 1998 in respect of the period from August 11, 1997 to Februay 11, 1998. Such interest is payable in United States Dollars.

         Each Note will cease to bear interest on the date on which they become due for redemption or repayment unless payment of principal and/or premium (if any) is improperly withheld or refused or default is otherwise made in respect of such payment. In such event, interest will continue to accrue (as well after as before any judgment) up to but exluding the date on which payment in full of the principal of such
         Note is made or (if earlier) the date on which payment in full of the principal thereof having been received bv Banca del Gottardo, notice to that effect shall have been given to the holders of the Notes. Interest is computed on the basis of a 360-day year of twelve 30-day months.


(3)      Repayment

         The Company undertakes to repay the principal amount of the Notes, unless previously redeemed, without any previous notice on August 11, 2002.

(4)      Optional Redemption and Conversion

         (a) The Company reserves the right to call all, but not part of, the outstanding Notes for redemption on November 1, 1997, or thereafter up to the close of business on August 5, 2002, at a price of 110% of the principal amount thereof, together with interest accrued to the date of such redemption provided that the average of the daily closing sales prices of a Share for a period of 30 consecutive trading days, the last day of which trading days is not more than 10 days prior to the day upon which the Company sends a notice to Banca del Gottardo of its intention to redeem the Notes under this sub-section (a) is at least 2000/0 of the Conversion Price in effect on such last day (taking into account any retroactive adjustment not then reflected in the Conversion Price). The closing sales

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                  price for any day shall be the average of the closing prices on the New York Stock Exchange and if not listed any longer thereon, the average of the closing bid and asked prices on the National Association of Securities Dealers Automated Quotation (NASDAQ). All outstanding Notes will become due 60 days after receipt of the aforesaid notice of early redemption by Banca del Gottardo.

                  As long as the Shares are listed on a stock exchange or exchanges in the United States of America, reference in this sub-section (a) to the sales price for any day shall be deemed to refer to the closing price (regular way) of a Share as reported by the principal stock exchange on which the Shares are listed for such day. If no such sales price is reported for one or more trading days, such day or days shall not be deemed as trading day or days and shall be disregarded in the calculation of the said 30 trading day period.


         (b) Each Noteholder will have the right to require the Company to redeem any Note or Notes on August 11, 2001 at a price of 106% of the principal amount thereo together with interest accrued to the due date of redemption. This right will have to be exercised by giving notice and surrendering the Note(s), so to be redeemed to Banca del Gottardo, Lugano, at any time on or after June 15, 2001 and prior to July 15, 2001 accompanied by an irrvocable request for redemption. Notes called for redemption will become due on August 11, 2001. Notes called for redemption shall cease to bear interest from the date fixed for such redemption, unless the Company shall default in providing for the payment of the redemption price. The Notes must be presented for repavment with all unmatured Coupons attached. An amount equal to any missing unmatured Coupon shall be deducted from the amount due on redemption. Such Coupons shall, however, be paid upon subsequent presentation provided they shall not have become barred pursuant to Section 11 hereof.


(5)      Payments

         Payments with respect to the Notes and Coupons shall be made in dollars of the United States of America against presentation and surrender of such Notes or Coupons in the manner specified below. Such payments shall be made without cost to the Noteholders, without any limitations and under all circumstances notwithstanding any transfer restrictions, regardless of any bilateral or multilateral payment or

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         clearing agreement in existence between the United States of America and the Swiss Confederation, irrespective of the national its residence or domicile of any of the Note-holders and without requiring any affidavit or the fulfillment of any formalities. The funds required for the payment of principal and interest shall be made available to Banca del Gottardo in Switzerland as Paying Agent by the Company prior to each Coupon Due Date. The receipt of the funds by Banca del Gottardo in Switzerland shall release the Company from its obligations in respect of the payments due on the respective dates for principal and interest.

         Banca del Gottardo will arrange for payment of such funds as and when due to the holders of Notes and Coupons. Notes and coupons may be presented for payment at the principal amount printed on the Notes and the amount of interest printed on the Coupons only at the offices in Switzerland of Banca del Gottardo. No payment on the Notes or Coupons will be made by transfer to an account in, or by mailing to an address in, the United States.

(6)      Tax Status

         All payments of principal and interest on the Notes and Coupons by the Company shall be made without deduction for or on account of any present or future tax, assessment or other governmental charge ("Taxes") imposed upon such payment by the United States of America or any political subdivision or taxing authority thereof or therein (the "United States"). If the Company shall at any time be required by law to withhold any such Taxes, the Company will pay as additional amounts to Banca del Gottardo for the account of the holders of Notes and Coupons, such amounts as may be necessary so that every net payment on each Note or Coupon, after withholding for or on account of any such Taxes (including any backup withholding tax or similar charge that may be required in order for such payment to be made without any certification or disclosure of the national it", residence or identity of the beneficial owner of such Note or Coupon) will not be less than the amount provided in such Note or Coupon to be then due or payable, provided, however, that the Company will not be required to pay such additional amounts for or on account of any such Taxes that are imposed
         (i) otherwise than by withholding from a payment on a Note or Coupon,
         (ii) upon a holder of a Note or Coupon who is subject to taxation b. the United States for any reason other than such holder's ownership or receipt of payments in respect of such Note or Coupon, or (iii) on interest or principal received by a holder of a Note or Coupon which is
         (a) a "10-per cent shareholder" of the Company within the meaning of section 871(h) (3) (B)(a) of the Code, (b) a bank or an extension of credit made pursuant

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         to a loan agreement entered into in the ordinary course of its trade or business, (c) a controlled foreign corporation which is related to the Company under section 864(d)(4) of the Code, (d) other than a nonresident individual or a foreign corporation (as determined under United States tax principles) with respect to the United States, or (e) a holder whose Note or Coupon is presented for retirement or redemption, or payment is otherwise made, other than outside the United States as provided in United States Treasury Regulations. Any reference in this Note to the payment of principal or interest shall be deemed to include payment of the additional amounts payable pursuant to the provisions of this paragraph.

         If, as the result of any change in, enactment of, or amendment to any laws or regulations of the United States or any political subdivision or taxing authorities thereof affecting taxation, or any change in the official application of such laws or regulations, or any change in, execution of or amendment to any treaty or treaties affecting taxation to which the United States is a party, it is determined by the Company, that it would be required at any time to pay additional amounts pursuant to the preceding paragraph, the Company is entitled to redeem the Notes, as a whole but not in part, on giving not more than 60 days but not less than 30 day's prior notice to Banca del Gottardo, on or after February 11, 1998 at par. Notice of redemption shall be given by the Company in writing to Banca del Gottardo and such notice so given shall constitute good and sufficient notice and shall be binding upon all holders of the Notes, regardless of who they may be or where they may be located.

         Banca del Gottardo shall as soon as practicable notify the Noteholders of such redemption in accordance with Section 12 hereof. The Company has been advised by Banca del Gottardo that pursuant to the Swiss federal laws at present in force, interest payments on the Notes are not subject to Swiss withholding tax.

(7)      Authorizations

         The Company has confirmed to Banca del Gottardo that no authorizations or approvals are required under the laws of the United States for performance of its obligations hereunder, except for the registration requirements provided for herein.

(8)      Status of the Notes and Negative Pledge

         The Notes constitute unsecured direct obligations of the Company, ranking equally with other unsecured and

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         unsubordinated indebtedness for borrowed money of the Company.


         So long as any Note remains outstanding the Company will not at any time pledge or otherwise subject to any lien any of its property or assets (other than (i) liens incurred in the ordinarv course of business, as for example, installment payment purchases of equipment or other assets used in the Company's business, (ii) liens not incurred in the ordinary course of business not exceeding USD 250'000.-- in the aggregate and (iii) liens incurred to secure working capital from banks and/or financial institutions), without thereby expressly securing the Notes equally and ratably with any and all other obligations and indebtedness secured by such pledge or other lien.

(9)      Conversion

         Exhibit 1 to Annex H attached to the Agreement dated August 8, 1997 and entered into between the Company and Banca del Gottardo. which is available for inspection at the Head Office in Lugano of Banca del Gottardo, as Conversion Agent for the Notes, contains frill provisions relevant to conversion of the Notes into freely transferable Shares of Common Stock. The following is a summary of such provisions:

         The conversion price shall be USD 3.25 (such price hereinafter called the "Conversion/Price").

         The holder of 10 Notes or more will be entitled at any time on and after November 1, 1997 up to the close of business on August 11, 2002, subject to prior redemption, to convert the Notes, at the principal amount thereof, into freely transferable and non-restricted (such non-restriction being subject to the effectiveness of a registration statement under the U.S. securities laws covering such common stock, if required,) shares of Common Stock of the Company, at the Conversion Price, subject to adjustment as described below. No payment or adjustment will be made on conversion of any Note for interest accrued thereon or dividends on any Common Stock issued, except that accrued interest will be paid on the conversion of any Note which has been called for redemption prior to the conversion date. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and in lieu thereof; will pay a cash adjustment based upon the market price of the Common Stock on the last trading day prior to the date of conversion. In the case of Notes called for redemption conversion rights will expire at the close of business on the fifth business day prior to the redemption date. Notes may be presented for conversion only to an office of Banca del Gottardo

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         outside the United States and Banca del Gottardo will deliver Common
         Stock or other consideration received upon conversion only to an account or address outside the United States.

         The Conversion Price is subject to adjustment in the following events occurring after August 11, 1997:

         - the issuance of stock of the Company as a dividend or distribution on the Common Stock;


         - subdivisions of outstanding shares of the Common Stock into a greater number of shares;

         - combinations of outstanding shares of Common Stock into a smaller number of shares

         - reclassification of the Common Stock into other shares of the Company's capital stock;

         - issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for Common Stock at a price per share less than the current market price but not for shares issuable under the Company's stock option and stock purchase plans; and

         - the distribution to all holders of Common Stock of debt securities or assets of the Company or rights or warrants to purchase assets or debt securities of the Company (excluding cash dividends or distributions from retained earnings).

No adjustment in the Conversion Price will be made unless such adjustment would require an increase or decrease of at least USD 0.05 in the Conversion Price then in effect; but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for rights to purchase Common Stock pursuant to a Company dividend or interest reinvestment plan. The Company may at any time reduce the Conversion Price by any amount, provided that the Conversion Price is not less than the par value of a share of Common Stock. If the Company consolidates or merges into or transfers or leases all or substantially all of its assets to any person, or is a party to a merger that reclassifies or changes its outstanding Common Stock the Notes will become convertible into the kind and amount of securities, cash or other assets which the Holders would have owned immediately after the transaction if the holders had converted the Notes immediately before the effective date of the transaction.


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(10)     Events of Default

         Subject to the provisions of Section 15, Banca del Gottardo as regards all Notes or Holders having 10% or more of the aggregate principal amount of all Notes outstanding shall have the right to declare by notice to the Company the Notes held by such Holder, plus accrued interest, to be due and payable if any of the following events of default shall occur:

         (a) default in the payment of principal, or, for a period of 15 days, in the payment of interest on any Note; or

         (b) default in the performance or observance in any material respect of any covenant or agreement of the Company in the Notes if such default continues for a period of 30 days after notice thereof has been given to the Companys; or

         (c) a default shall occur under any evidence of indebtedness for money borrowed by the Company or under any instrument under which there may be issued or by which there may be secured or guaranteed any indebtedness for money borrowed by the Company which default involves the failure to pay when due (after any applicable grace period and subject to any extension or postponement of such maturity), or results in the acceleration of, indebtedness in an amount in excess of USD 250'000.-- without such indebtedness having been discharged or such default or acceleration having been waived, rescinded or annulled, within a period of 30 day's after notice thereof shall have been given to the Company; or

         (d) the entry of a decree or order in respect of the Company in an involuntary case under any bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, trustee or other similar official of the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 45 consecutive days; or

         (e) the Company shall commence a voluntary case under any bankruptcy, insolvency or other similar law, or consent to the appointment of or taking possession by a receiver, liquidator, trustee or other similar official, of the Company or for any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or if it shall fail generally to pay its debts as they become due, or

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                  shall take any corporate action in furtherance of any of the foregoing; or

         (f) if the Company shall merge or consolidate or sell except for the sale of its two subsidiaries Systems Solutions Technology, Inc. and DJS Marketing Group, Inc. disclosed by the Company - or convey all or substantially all of its assets to, any other corporation, unless (i) the Company is the surviving corporation, or (ii) the surviving or transferee corporation expressly assumes all obligations of the Company, under the Notes by supplemental agreement, confirmed by an opinion of U.S. counsel reasonably satisfactory to Banca del Gottardo and the Company, or (iii) the Company or the surviving or transferee corporation irrevocably deposits in trust with Banca del Gottardo, money or U.S. government obligations sufficient to pay principal and interest on the Notes to maturity.

         Upon the occurrence of an event of default, the Company shall promptly give notice thereof to Banca del Gottardo which shall publish such notice of default in accordance with Section 12 hereof Banca del Gottardo shall in relation to any event of default have no other obligation than the publication of such event of default.

         The principal amount of all Notes declared to be due and payable plus accrued interest thereon shall become due and payable 15 days after notice to the Company by Banca del Gottardo or by each Holder of such event of default; provided, however, that such declaration shall be rescinded if, within 15 days of such notice, such event of default shall have been remedied by payment, in the case of a payment default, or in a manner reasonably satisfactory to Banca del Gottardo.

         In the event that a Resolution or Extraordinary Resolution is passed at a meeting of Holders held pursuant to Section 15, any actions taken pursuant to this Section 10 by a Holder shall be subject to any previously taken action pursuant to such Section 15.

(11)     Prescription

         In accordance with the Swiss Statute of Limitations the coupons will become barred five years and the Notes ten years after their respective due dates.

(12)     Notices and Publications



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         All notices to the Holders shall be deemed to have been duly given if provided by the Company, to Banca del Gottardo and if published by Banca del Gottardo on behalf of the Company in the Feuille Officielle Suisse du Commerce and in a daily newspaper in Zurich and Lugano. All notices to the Company by any Holder shall be deemed to have been duly given if sent by cable or telex to the principal office of the Company.

(13)     Listing of the Notes


         No application will be made for the admission and quotation of the Notes on any stock exchange.

(14)     Replacement of Notes or Coupons


         If any Note or coupon is defaced, mutilated, destroyed, stolen or lost, it may be renewed or replaced at the head office of Banca del Gottardo in Lugano, Switzerland on payment of such costs as may be incurred in connection therewith and on presentation of such evidence and indemnity as Banca del Gottardo may require. Defaced or mutilated Notes or coupons must be surrendered before replacements may be issued.

(15)     Noteholders' Meeting

         a) A meeting of the Holders (hereinafter called a "Meeting") may be convened by the Company or shall be convened by the Company if so requested by Notes representing not less than 25% of the aggregate principal amount of all Notes outstanding under the Terms of the Notes (i) after the event of default shall have occurred and be continuing to consider a waiver of an event of default or any modification or amendment of the provisions of the terms of the Notes, or (ii) to request a substitution of Banca del Gottardo.

         The cost and expenses of a Meeting shall be borne by the Company.


b) Notice of the Meeting specifying the place, day and hour of the Meeting shall be given at least 20 days prior to the proposed date thereof (exclusive of the day on which the notice is given and the day on which the Meeting is to be held) in accordance with Section 12 hereof Such notice shall state generally the nature of the business to be transacted at the Meeting thereby convened but (except for an Extraordinary Resolution (as defined below)) it shall not be

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         necessary to 5 pecity in such notice the terms of any resolution to be proposed.

c) The Meeting shall be held in Lugano and shall be chaired by a representative of the Company or if such representative of the Company shall not be present within 30 minutes after the time appointed for the holding of the Meeting, the Noteholders present shall choose one of their members to be chairman. The Meeting shall be conducted in the English language exclusively.

d) Resolutions shall only be passed if a quorum of two or more persons holding 25% or more of the aggregate principal amount of all Notes outstanding are present. The quorum at any Meeting for passing an Extraordinary Resolution shall be two or more persons holding two-thirds or more of the aggregate principal amount of all Notes outstanding. Resolutions shall be passed if approved by the absolute majority of votes cast save that an Extraordinary Resolution shall be passed only if approved by three-fourths or more of votes cast. Any resolution passed at a Meeting duly convened and held in accordance with the terms of the Notes shall be binding upon all the Holders, whether present or not present at such Meeting and whether or not voting, and upon all the holders of coupons.

e) If within 30 minutes after the time appointed for any such Meeting a quorum is not present, the Meeting shall, if convened upon the request of Holders, be dissolved. In any other case, it shall stand adjourned for such period being not less than 14 days nor more than 28 days, and at such place as may be appointed by the Company. At such adjourned Meeting, two or more persons present holding 10% or more of the aggregate principal amount of all Notes outstanding shall form a quorum, provided that if the business of such adjourned Meeting includes consideration of a proposed Extraordinany Resolution, the quorum shall be two or more persons present holding one-third or more of the aggregate principal amount of all Notes for the time being outstanding.

f) If within 30 minutes after the time appointed for any such adjourned Meeting the respective quorum is not present the Meeting shall stand further adjourned for such period being not less than 14 days nor more than 28 days, and at such place as may be appointed by the Company and at such further adjourned Meeting two or more persons present holding any Notes outstanding (whatever the principal amount of the Notes so held by them) shall form a quorum provided that if the business of such further adjourned Meeting includes consideration of a proposed Extraordinary Resolution, the quorum shall be two or more persons present holding

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         one-third or more of the aggregate principal amount of all Notes for the time being outstanding.

g) Notice of any adjourned Meeting or further adjourned Meeting shall be given in the same manner as notice of an original Meeting and such notice shall state, in the case of an adjourned Meeting, that two or more persons present holding 10% (or in the case of a Meeting the business of which includes consideration of a proposed Extraordinary Resolution, one-third) or more of the aggregate principal amount of all Notes for the time being outstanding will form a quorum, or, in the case of a further adjourned Meeting, that two or more persons present holding any Notes outstanding (or in the case of a Meeting the business of which includes the consideration of a proposed Extraordinary Resolution, two or more persons present holding one-third or more of the aggregate principal amount of all Notes for the time being outstanding) shall form a quorum.

h) The voting rights of the Holders shall be determined according to the principal amount of Notes held, each Note with a principal amount of USD 5,000, giving the right to one vote. Holders of the coupons shall not have any voting rights. Notes held by or on behalf of the Company shall have no voting rights and shall be disregarded for the purpose of this Section 15, save that the Company shall be entitled to vote in respect of Notes held by it for the benefit of and at the direction of an independent third party. In the case of an equality of votes the chairman shall have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a Holder.

i) Any director or officer of the Company and its lawyers and any other person authorized on its behalf by it may attend and speak at any Meeting.

j) The Meeting shall have the following powers exercisable by Extraordinary Resolution with the consent of the Company.

         (i)      extension of the date fixed for final maturity of the Notes.

         (ii) reduction or cancellation of the principal payable on the Notes.

         (iii) reduction or cancellation of the rate or amount payable or extension of the date of payment, in respect of any coupons.

         (iv) alteration of the majority required to pass an Extraordinary Resolution, and


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         (v)      waiver of any Event of Default.

k) Any reference in these Terms of the Notes to an "Extraordinary Resolution" shall be construed as references to resolutions of the Holders passed in accordance with the foregoing provisions of this
         Section 15 with respect to any of the matters stated in sub-section j) above.

(16)     Applicable Law and Jurisdiction

         The terms, conditions and form of the Notes and coupons (the English language version of which shall govern) shall be governed by and construed in accordance with Swiss law.

         Any action or proceedings against the Company relating to the Notes may be brought and enforced in the ordinary courts of the Canton of Ticino, venue being in the City of Lugano, or, if such courts fail to grant jurisdiction in the ordinary courts of the Canton of Basle-City, venue being in Basle, and the Company hereby irrevocably submits to the jurisdiction of such courts in respect of any such action or proceeding, with the right to appeal, as provided by law, to the Swiss Federal Court in Lausanne, the judgment of which shall be final. Solely for that purpose, the Company hereby elects legal and special domicile at the office of Banca del Gottardo, Viale Stefano Franscini 8.6901 Lugano, Switzerland. The Company covenants that so long as any Notes are outstanding it will maintain an agent for service of process in Switzerland. The aforementioned jurisdiction shall also be valid for the cancellation and replacement of lost, stolen, defaced, mutilated or destroyed Notes and coupons. Payment effected to a holder of Notes who has been identified as the legitimate holder of a Note or coupon by a final judgment of a Swiss court shall release the Company from its payment obligations under such Note or coupon.

         Any Noteholder shall also have the right to bring any legal action or proceeding against the Company in respect of a Note or coupon and all covenants contained therein in any state or federal court in the United States of America which may have jurisdiction.



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ANNEX B


                           (Form of Convertible Note)

No. ___________


ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, DELIVERED OR CONVERTED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO, OR FOR THE BENEFIT OF, ANY U.S. PERSON (AS SUCH TERMS ARE DEFINED IN REGULATION S UNDER THE SECURITIES ACT) UNLESS THIS NOTE IS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

                              BITWISE DESIGNS, INC.
                     (Incorporated in the State of Delaware)

                                  USD 5,000
                          8% Notes due August 11, 2002


        Convertible into freely transferable and non-restricted shares of
                           Common Stock of the Company

BITWISE DESIGNS, INC. (the "Company") for value received, hereby certifies that it owes to the bearer, payable upon presentation and surrender hereof; the principal amount of 5,000 US Dollars (USD five thousand) on August 11, 2002 or on such earlier date as such principal amount may become due in accordance with the Terms of the Notes appearing on the reverse hereof and interest from August 11, 1997 on said principal amount at the rate of 8% (eight percent) per annum, payable in cash, semi-annually, in arrear on February 11 and August 11 of each year and at maturity, beginning on, February 11, 1998 for the period from August 11, 1997 to February 11, 1998, until payment of said principal amount has been made or duly provided for, but only, in the case of interest due on or before maturity, upon presentation and surrender of the interest coupons attached hereto as they shall severally become due, all in accordance with the Terms of the Notes.

This Note is one of a duly authorized issue of 8% Notes due August 11, 2002 of the Company in the aggregate principal amount of 4,000,000 US Dollars (the "Notes") issued pursuant to a Note and Warrant Purchase, Paying and Conversion/Exercise Agency

Agreement, dated as of August 8, 1997 (the "Agreement"), between the Company of the first part and Banca del Gottardo of the second part.

The Notes are issued subject to and with the benefit of the Agreement.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed under its corporate seal as of August 11, 1997.


Swiss Security no.: 667.087


                                                  BITWISE DESIGNS, INC.



                                                  By: _________________________

ANNEX C


                                (Form of Coupon)

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS l65-) AND 1287(a) OF THE INTERNAL REVENUE CODE. THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO, OR FOR THE BENEFIT OF, ANY U.S. PERSON (AS SUCH TERMS ARE DEFINED IN REGULATION S UNDER THE SECURITIES ACT) UNLESS THIS NOTE IS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

Coupon No. 1-10

BITWISE DESIGNS, INC.
Schenectady, N.Y., U.S.A.

US Dollars 5'000.--
8% Notes due August 11, 2002

Note of US Dollars 5'000.-- (five thousand)

Semi-annual interest due on February 11 and August 11, 1998/2002 payable in cash on the terms set forth in the Terms of the Notes:

US Dollars 200.--


                                                  BITWISE DESIGNS INC.



                                                  By: _________________________

                                (Reverse Coupon)

This coupon is payable at the head office in Lugano of Banca del Gottardo.

ANNEX D

(to be typed on security paper)

                                   GLOBAL NOTE

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE. THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD. DELIVERED OR CONVERTED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO, OR FOR THE BENEFIT OF, ANY U.S. PERSON (AS SUCH TERMS ARE DEFINED IN REGULATION S UNDER THE SECURITIES ACT) UNLESS THIS NOTE IS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

                              BITWISE DESIGNS. INC.

                                USD 4'000'000.--

                          8% Notes due August 11, 2002

        Convertible into freely transferable and non-restricted shares of
                           Common Stock of the Company

This Global Note without interest coupons is a Global Note in respect of a duly authorized issue of 8% Notes due August 11, 2002 (the "Notes") of Bitwise Designs. Inc. (the "Company"), a corporation duly organized and existing under the laws of the State of Delaware, in the principal amount of four million US Dollars and issued pursuant to a Note and Warrant Purchase. Paying and Conversionl Exercise Agency Agreement (the "Agreement") dated as of August
8. 1997 between the Company of the first part and Banca del Gottardo of the second part.

Subject to the provisions of the Agreement. Bitwise Designs. Inc. for value received, hereby promises to pay to the holder of this Global Note. payable upon presentation and surrender hereof; the amount of US Dollar 4'000'000 (USD four million) and interest thereon at 8% per annum, in accordance with the Terms of the Notes set forth in Annex A of the Agreement.

In accordance with Section 1 of the Terms this Global Note may be exchanged, as a whole or in part, for definitive Notes, in bearer form in the denominations of USD 5'000.-- with interest coupons attached, not earlier than 40 days after the later of the date on which the Notes are first offered or the Payment Date, before which time no Notes represented bv this Global Note or interest herein may be transferred into the United States or to a U.S.

person. Such exchange shall be made upon certification, in the form set forth in Annex J of the Agreement and appended to this Global Note, that the beneficial owners of the Notes are not United States persons or U.S. persons or are financial institutions (as defined in the United States Treasury Regulation
Section 1.165-1 2(c)(I)(v)) located outside the United States that have purchased such Notes for resale during the Restricted Period and that certify that they have not acquired the Notes for purposes of resale directly or indirectly to a United States Person or a U.S. person or to a person within the United States. A beneficial owner of Notes must exchange its share of the Global Note for definitive Notes before interest payments or other payments in respect of the Notes will be made. The Terms of the Notes set forth in Annex A of the Agreement are hereby incorporated by reference herein mutatis mutandis and except as othe-vise provided herein, shall be binding on the Company and the holder hereof as if fully set forth herein. Except as othe-vise provided herein, the Company shall make all payments hereunder as and when provided in the Terms of the Notes and shall be bound by all its covenants set forth therein. This Global Note shall be governed by and construed in accordance with the laws of Switzerland.

IN WITNESS WHEREOF the Company has caused this Global Note to be duly executed under its corporate seal as of August 11, 1997.

Dated: August 11, 1997

Swiss Security no.: 667.087

                                                   BITWISE DESIGNS INC.


                                                   By: _________________________

This Global Note shall not become valid for any purpose until this Global Note has been authenticated by any two officers of Banca del Gottardo.

By: _________________________                      By: _________________________
         Authorized Officer                                 Authorized Officer

Exhibit I to ANNEX H


                              CONVERSION PROVISIONS


The following are the provisions for the conversion (the "Conversion Provisions") of the USD 4'000'000.-- 8% Convertible Notes due August II 2002 of Bitwise Designs. Inc., Schenectady, New York (the "Company") into freely transferable and non-restricted shares of the common stock of the Company. Unless otherwise defined herein, the terms used herein have the meanings ascribed to them in the Note and Warrant Purchase, Paying and Conversion/Exercise Agency Agreement and the Conversion Agency Agreement (the "Agency Agreement") dated as of August 8, 1997 between the Company and Banca del Gottardo.

Article 1

Conversion Right

1.1 Subject to and upon compliance with these Conversion Provisions, the holder of any Note (a "Noteholder") will have the right at any time on and after November 1. 1997 up to the close of business of banks in Lugano on August 11. 2002. or. in case the Notes are called for redemption in accordance with Section 4 of the Terms of the Notes, then prior to the close of business of banks in Lugano on the earlier of August 11.2002 and the fifth business day preceding the date fixed for redemption, but in no event thereafter, to convert ten Notes or more Notes into freely transferable and non-restricted shares of common stock which are duly registered under the 1933 Securities Act, if required. with par value USD 0.001 per share (such presently authorized capital stock and any other stock into which such presently authorized common stock may hereafter be changed, the "Common Stock"), of the Company, calculated as to each conversion to the greatest number of full Shares, disregarding fractions. at the price of initially as determined pursuant to Section 9 of the terms of the Notes for each Share, such price being subject to adjustment in certain instances as provided in Article 2 hereafter (as so adjusted from time to time, the "Conversion Price"). Fractions of a share will not be issued on conversion, provided, however, that if a Noteholder at any one time delivers more than one Note for conversion, the number of Shares issued shall be calculated on the basis of the aggregate principal amount of the Notes so delivered. A cash adjustment shall be paid in respect of any fractional Share which would otherwise be issuable upon conversion of any Note in an amount in U.S. Dollars based upon the market price of the Common Stock on the last trading day prior to the date of conversion. Cash adjustments for fractional shares will not be made for amounts less than one U.S. Dollar.

1.2. In order to exercise the right of conversion, a Noteholder shall (a) deliver the Note or Notes to be converted during normal business hours accompanied by the conversion notice in the form obtainable from the Conversion Agent (the "Conversion Notice") to any Conversion Agent and (b) pay to the Conversion Agent any stamp or other taxes that may be payable in Switzerland on such conversion. Each Note delivered for conversion must be delivered with all unmatured coupons attached and/or with an amount equal to the face value of any missing, unmatured coupons. Such missing, unmatured coupons shall be paid by Banca del Gottardo upon subsequent presentation thereto, provided they shall not have become barred pursuant to Section 11 of the Terms of the Notes.

1.3. The Conversion Agent undertakes to:

(a) make available to Noteholders the Conversion Notice in such form as may from time to time be agreed by the Company and the Conversion Agent:

(b) upon receipt of a Conversion Notice from a Noteholder:

         (i) verify that (A) the Conversion Notice has been duly completed and signed by or on behalf of the Noteholder named therein. (B) the Conversion Notice is accompanied by all Notes to which it relates and all unmatured coupons appertaining to such Notes and/or an amount equal to the face value of any missing unmatured coupons and (C) the amount of any stamp or other taxes payable by the Noteholder has been paid: and

         (ii) endorse the Conversion Notice:

(c) imprint or stamp all Notes submitted to it for conversion, and all unmatured coupons attached thereto, in accordance with Article 4 of the Agency Agreement promptly upon satisfaction by the Noteholder of all conditions precedent to the conversion: and

(d) dispatch within two business days after satisfaction by the Noteholder of all conditions precedent to the conversion to the relevant tax authorities, payment in respect of any stamp or other taxes payable on the conversion, in accordance with the laws of Switzerland.

1.4. The Conversion Agent shall promptly, upon the later of the date of receipt of the Conversion Notice and the satisfaction of all other conditions precedent to the conversion stated above, endorse the Conversion Notice and notify the Company and the Stock Transfer Agent of the Company (at present Continental Stock Transfer and Trust Company, 2 Broadway, New York, NY 10004, U.S.A.). by facsimile. telex or cable of (a) the principal amount and serial numbers of the Notes deposited for conversion. (b) the number of Shares issuable upon conversion of such Notes and (c) the name and address of each person (the "Shareholder") to whom such Shares are to be issued. Such conversion shall become effective at the close of business on the date (the "Conversion Date") on which the Company shall have received at its principal executive offices, during normal business hours from the Conversion Agent a telex or cable notification. If such facsimile, telex or cable notification is received after the close of business on such date, the Conversion Date will be the immediately following business day. At such Conversion Date the rights of the holder (other than the Company) of a Note shall cease and the Shareholder shall be deemed to have become the holder of such Shares.

1.5. As soon as practicable on or after the Conversion Date, but in no event later than seven business days thereafter, the Company shall (a) cause the Shareholder to be registered as the owner of the Shares issued upon conversion of such Shareholder's Notes in the register of Shareholders of the Company, (b) make available or cause the Stock Transfer Agent to issue, a certificate or certificates for such Shares registered in the name of the Shareholder (together with any other securities, properties or cash deliverable at the Conversion
Date) and (c) at the request of the Shareholder, cause the Stock Transfer Agent to forward at the risk and expense and for account of such Shareholder such certificate or certificates (together with any other securities, properties or cash deliverable upon conversion) to such person or persons at the address specified in the Conversion Notice together with such assignments and other documents, if any, as may be required by law to effect the transfer thereof with full benefits under the laws of the applicable jurisdiction of the United States of America.

1.6.     The Company covenants that:

(a) so long as any Notes are outstanding, it shall keep available authorized shares of Common Stock sufficient to permit all Notes outstanding and unconverted to be converted in accordance with these Conversion Provisions:

(b) all shares of Common Stock delivered upon conversion of Notes as provided herein will be validly issued, fully-paid and non-assessable:

(c) it shall file, on or before November 2, 1997, if required, any registration under the United States securities laws that may be required before the Shares can be delivered upon conversion of the Notes and freely marketed in the United States.

1.7. Shares issued upon conversion and registered in the name of the Shareholder shall be freely transferable and non-restricted and shall be entitled to receive all dividends paid on such Common Stock on or after the Conversion Date, except for dividends payable to Shareholders registered as such as of a record date occurring prior to the Conversion Date. No payments shall be made upon conversion for interest accrued since the Coupon Due Date next preceding the Conversion Date.

1.8. Notes may be presented for conversion only to an office of the Conversion Agent outside the United States. The Company and the Conversion Agent will deliver Common Stock or other consideration received upon conversion only to an account or address outside the United States.

Article 2

The Conversion Price shall be subject to adjustments in the following circumstances occurring after August 11, 1997:

2.1. In case the Company shall hereafter (i) pay a dividend on its Common Stock in shares of its Conversion Stock or make a distribution in shares of its Common Stock with respect to its outstanding Common Stock (ii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision or combination shall be determined by multiplying the Conversion Price in effect immediately prior to such record date or effective date by a fraction the numerator of which shall be the total number of outstanding shares of Common Stock immediately prior to such record date or effective date, and the denominator of which shall be the total number of outstanding Common Stock immediately following such record date or effective date. Such adjustments made pursuant to this Section 2.1 shall be made successively whenever any event listed above shall occur.

2.2. In case the Company shall fix a record date for the issuance of rights, options or warrants to all (but not less than all) holders of its outstanding Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share (or having a Conversion Price per share if a security convertible into Common Stock) less than the Current Market Price per share of Common Stock (as defined in Section 2.4) on such record date the Conversion Price to be in effect after such record date shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial Conversion Price of the convertible securities so to be offered) would purchase at such Current Market Price and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible security so to be offered are initially convertible). In case such subscription or exercise price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined by the Board of Directors of the Company. Shares of Common Stock owned by or held for the account of the Company or any majority-owned subsidiary shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed: and in the event that such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed.

2.3. In case the Company shall fix a record date for the making of a distribution to all (but not less than all) holders of shares of Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of surplus legally available for dividends under the laws of the jurisdiction of incorporation of the Company, dividends or distributions payable in shares of Common Stock as described in Section 2.1. or rights, options or warrants or convertible securities containing the right to subscribe for or purchase shares of Common Stock (excluding those referred to in Section 2.2)) the Conversion Price to be in effect after such record date shall be determined by multiplying the Conversion Price in effect immediately prior to such record date by a fraction of which the numerator shall be the Current Market Price per share of Common Stock (as defined in Section 2.4) on such record date less the fair market value per share (as determined by the Board of Directors of the Company whose determination shall be conclusive, and described in a statement filed with Banca del Gottardo) of the portion of the assets or evidences of indebtedness so to be distributed, or of such rights, options, or warrants or convertible securities applicable to one share of Common Stock, and of which the denominator shall be such Current Market Price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed: and in the event that such distribution is not so made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed. If any such rights, options, or warrants or convertible securities shall by their terms provide for an increase or increases, with the passage of time, in the amount of additional consideration per share of Common Stock payable to the Company upon the exercise or conversion thereof, the Conversion Price then in effect shall, forthwith upon any such increase becoming effective, be readjusted to reflect such increase.

2.4. For the purpose of any computation under Sections 2.2 and 2.3, the "Current Market Price" means with respect to any Trading Day the last sale price (regular way) of the Common on such day as reported on the New York Stock Exchange Consolidated Tape (as published in the Wall Street Journal), or, if such Common Stock is not listed on the New York Stock Exchange, Inc. or reported on such Consolidated Tape, then the last sale price on such day on the principal domestic stock exchange on which such stock is then listed or admitted to trading, or, if no sale takes place on such day on such exchange, the average of the closing bid and asked prices on such day as officially quoted on such exchange or, if such Common Stock is not then listed or admitted to trading on any domestic stock exchange but is quoted in the National Market System ("NMS/NASDAQ") of the National Association of Securities Dealers Inc. Automated Quotation System ("NASDAQ") then the Current Market Price for each such
Trading Day shall be the last sale price on such day as quoted by NMS/NASDAQ or if no sale takes place on such day or if such Common Stock is neither listed or admitted to trading on any domestic stock exchange nor quoted on such National Market System, then the Current Market Price for each such Trading Day shall be the average of the reported closing bid and asked price quotations on such day in the over-the-counter market as reported by NASDAQ or, if not so reported, as furnished by the National Quotation Bureau, Inc or if such firm at the time is not engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business as selected by the Company, or if there is no such firm, as furnished by any member of the National Association of Securities Dealers. Inc. selected by the Company with the written approval of the Holders of Warrants exercisable for a majority of the shares of Warrant Stock issuable under then outstanding Warrants. If at any time such Common Stock is not listed on any domestic exchange or quoted in the domestic over-the-counter market the Current Market Price shall be deemed to be an amount mutually agreed upon in writing between the Company and the Holder of this Warrant within fifteen days immediately following the date on which the Current Market Price is to be determined. If no agreement as to Current Market Price is determined as stated herein, (i) the Holder of this Warrant shall select an independent appraiser who shall determine the fair market value per share of the Common Stock which shall be the Current Market Price, provided the Company shall agree to such Current Market Price. If the Company shall not agree to the Current Market Price as determined in the preceding sentence then (ii) the Company and Banca del Gottardo shall each select an independent appraiser who shall, independently of the other appraiser determine the fair market value of the Common Stock of the Company. If the value determined by the appraiser whose determination is the higher of the two appraisals does not exceed by more than ten percent (10%) the average of the values determined by each appraiser, then the Current Market Price shall be the average of the values determined by the two appraisers. If the value determined by the appraiser whose determination is the higher of the two appraisals does exceed by more than ten percent (10%) the average of the value determined by each appraiser, then the two appraisers shall select a third independent appraiser who shall, independently of the other appraisals, determine the fair market value of the Common Stock. The value determined by the appraiser whose determination is the most discrepant from the average of the three appraisals shall be discarded, and the Current Market Price shall equal the average of the remaining two appraisals: except that in the event that the highest and lowest appraisals are equally discrepant from the average of the three appraisals the Current Market Price shall be such average. The Company shall bear the expenses of all appraisals.

For the purpose of this Section 2.4. "trading day" shall mean a day on which the securities exchange or on NASDAQ specified for purposes of this Section 2.4 shall be open for business or, if the shares of Common Stock shall not be listed on such exchange for such period, a day with respect to which quotations of the character referred to in the next preceding sentence shall be reported.

2.5. In computing an adjustment in the Conversion Price pursuant to Sections 2.1 to 2.3 above, shares of Common Stock not outstanding at the time of such computation shall be deemed outstanding to the extent that the Conversion Price has been previously adjusted to reflect the issuance of such shares of Common Stock or rights, options or warrants to subscribe for or purchase such shares of Common Stock.

2.6. Except as stated in Sections 2.1, 2.2 and 2.3 above the Conversion Price (except at the Company's option) shall not be adjusted for the issuance of shares of Common Stock of the Company whether or not at less than the Current Market Price or the current Conversion Price, whether for cash or property.

2.7. No adjustment shall be made to the Conversion Price unless such adjustment would result in any increase or decrease of at least USD 0.05 in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this Section 2.7 are not required to be made will be carried forward and taken into account in any subsequent adjustment.

2.8. All calculations under these Conversion Provisions shall be made to the nearest one U.S. cent, with 0.5 U.S. cent or more to be considered a frill U.S. cent or to the nearest one-hundredth of a share, as the case may be.

2.9. Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly send to Banca del Gottardo a certificate of the Company setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the date on which it becomes effective. The contents of any certificate required by this Section 2.9 may be transmitted by telex or cable but shall be confirmed in writing as hereinbefore provided. Banca del Gottardo may rely upon such certificate (or such transmission by cable or telex, whether or not so confirmed) as conclusive evidence of the correctness of the adjustment referred to therein.

2.10. Notwithstanding the foregoing, no adjustment shall be made to the extent that it would reduce the Conversion Price to less than the par value of the shares of Common Stock (USD .01 at the date hereof).

2.11. Anything in this Article 2 to the contrary notwithstanding, the Company shall be entitled, but shall not be required to make such reductions in the Conversion Price in addition to those required by this Article as it, in its discretion, shall determine to be advisable.

2.12. In any case in which this Article shall require that an adjustment be made retroactively immediately following a record date, the Company shall as promptly as practicable issue to the holder of any Note converted after such record date the shares of Common Stock and other common stock of the Company issuable on such conversion in excess of the shares of Common Stock and other common stock of the Company issuable on such conversion on the basis of the Conversion Price prior to such adjustment.

Article 3

3.1.     In the event that:

(a) the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase any shares of Common Stock or any securities convertible into shares of Common Stock, or of any other subscription rights or warrants:

(b) the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in Common Stock):

(c) there shall be any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or there shall be the conveyance or transfer of all or substantially all of the properties and assets of the Company, or there shall be any reorganization or reclassification or change of outstanding Common Stock issuable upon the exercise of conversion rights hereunder (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination):

(d) there shall be voluntary or involuntary dissolution, liquidation or winding-up of the Company: or

(e) the Company proposes to take any action (other than the actions of the type described in Section 2.1) which would require an adjustment of the Conversion Price pursuant to Article 2:


then the Company shall, at least 10 days prior to the applicable record date, provide written notice of such event to Banca del Gottardo stating (x) the record date in the United States of America as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, warrants, or distributions are to be determined, or (y) the date in the United States of America on which such reorganization, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of record of the shares of Common Stock shall be entitled to vote upon, and, if approved, to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up.

3.2. If the event described in the notice given pursuant to Section 3.1. will result in an adjustment of the Conversion Price pursuant to Article 2, such notice shall also state the new Conversion Price unless the Conversion Price cannot be calculated at the time such notice is given.

3.3. The failure to give or publish the notice required by this Article 3 or any defect therein shall not affect the legality or validity of the proceedings referred to in Section 3.1.

Article 4

So long as any of the Convertible Notes remain convertible, the Company shall not take any action which would result in an adjustment of the Conversion Price pursuant to Article 2 if, after giving effect thereto, the Conversion Price would be decreased to such an extent that the Shares could not be legally issued, under applicable law of the jurisdiction of incorporation of the Company then in effect, at such decreased Conversion Price as fully-paid and non-assessable Shares.

Article 5

The Conversion Agent shall not at any time be responsible to any Noteholder for determining whether any facts exist (a) which may require any adjustment of the Conversion Price, (b) with respect to the nature or extent of any such adjustment when made, (c) with respect to the method employed, or herein or in any supplemental agreement (if any) provided to be employed in making any such adjustment. The Conversion Agent makes no representation as to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash, which may at any time be issued or delivered upon the conversion of any Convertible Note. The Conversion Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of stock or stock certificates or other securities or property upon the surrender of any Note for the purpose of conversion or to comply with any of the covenants of the Company contained in these Conversion Provisions.

Article 6

6.1. In case of any consolidation of the Company with or merger of the Company into, any other corporation (other than a consolidation or merger in which the Company is the continuing corporation), or in the case of any sale or transfer of all of the assets of the Company as an entirety or substantially as an entirety the corporation formed by such consolidation or the corporation into which the Company shall have been merged or the corporation which shall have acquired such assets as the case may be, shall execute with Banca del Gottardo a supplemental agreement which shall (a) provide that the holder of each Convertible Note then outstanding shall have the right to receive thereafter during the period such Convertible Note shall be convertible as specified in
Article 2, upon conversion of such Convertible Note, in lieu of each share of Common Stock deliverable on such conversion immediately prior to such event, only the kind and amount of shares and/or other securities and/or property and/or cash which are receivable, or which, but for the failure to distribute to holders of Common Stock all or substantially all of the consideration receivable on such sale or transfer of assets, would be receivable upon such consolidation, merger, sale or transfer by a holder of one share of Common Stock of the Company and (b) set forth the Conversion Price for the shares and/or other securities and/or property and/or cash so issuable which shall be an amount equal to the Conversion Price per share of Common Stock of the Company immediately prior to such event.


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6.2. In case of any reclassification or change of the shares of Common Stock issuable upon conversion of the Notes (other than a change in par value or from par value to no par value, or as a result of a subdivision or combination) or in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which the holders of the shares of Common Stock thereafter receive shares other securities, property, cash or any combination thereof for such shares of Common Stock (including for this purpose shares reflecting a change in par value or from par value to no par value or as a result of a subdivision or combination of the shares of Common Stock), the Company shall execute with Banca del Gottardo a supplemental agreement which shall (a) provide that the holder of each Convertible Note then outstanding shall receive upon conversion thereof: in lieu of each share of Common Stock of the Company deliverable upon such conversion immediately prior to such event, the kind and amount of shares and/or other securities and/or property and/or cash receivable upon such reclassification change consolidation or merger by a holder of one share of Common Stock and (b) set forth the Conversion Price for the shares and/or other securities and/or property and/or cash so issuable which shall be an amount equal to the Conversion Price per share of Common Stock immediately prior to such event.

6.3. If, as a result of Section 6.1 or Section 6.2 the holder of any Convertible Note thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of common stock of the Company the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the Conversion Price between or among shares of such classes of capital stock. Any supplemental agreement executed pursuant to Sections 6.1 and
6.2 shall provide for adjustments which shall be as nearly equivalent as practicable to the adjustments provided for herein and where appropriate, state the Conversion Price in terms of one full share of Common Stock or one full share of common stock of any successor or purchasing corporation. The terms of this Article 6 also shall apply to successive consolidations, merger, sales or transfers. In the event that at any time as a result of an adjustment made pursuant to this Article 6 the holder of any Note thereafter surrendered for conversion shall become entitled to receive any shares or securities other than shares of Common Stock thereafter the prices or price of such other shares or other securities so receivable on conversion of any Convertible Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in Article 2, and the provisions of Article 2 with respect to the Common Stock shall apply on like terms to any such other shares.

6.4. The Conversion Agent shall have no responsibility for any

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consolidation, merger, sale or transfer, the form or substance or any plan relating thereto or the consequences thereof to any Noteholder.

The Conversion Agent shall have no responsibility to determine the correctness of any provision contained in any supplemental agreement relating either to the kind or amount of shares of stock or securities or property receivable by Noteholders upon the conversion of their Convertible Notes after any such consolidation, merger, sale or transfer, or to any adjustment made with respect thereto. The Conversion Agent may, at its option, receive an opinion of counsel for the Company as conclusive evidence that any such supplemental agreement complies with the provisions of this Article.

Article 7

Conversion Agent:

BANCA DEL GOTTARDO

Viale Stefano Franscini 8. 6901 Lugano

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